Exhibit 99.1

Trailblazer Merger Corporation I
Announces Pricing of $60,000,000 Initial Public Offering on Nasdaq

NEW YORK – March 28, 2023 – Trailblazer Merger Corporation I (“TBMC”) announced today the pricing of its initial public offering of 6,000,000 units at a price of $10.00 per unit. The units are expected to be listed on The Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “TBMCU” beginning on March 29, 2023. Each unit has an offering price of $10.00 and consists of one share of Class A common stock and one right to receive one-tenth (1/10) of a share of Class A common stock upon the consummation of an initial business combination. After the securities comprising the units begin separate trading, the shares of Class A common stock and rights are expected to be listed on Nasdaq under the symbols “TBMC” and “TBMCR,” respectively. The offering is expected to close on March 31, 2023.

LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc. are acting as joint book-running managers of the offering. TBMC has granted the underwriters a 45-day option to purchase up to an additional 900,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 28, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained by contacting LifeSci Capital LLC, 250 West 55th Street, 34th Floor, New York, New York 10019, or by calling (646) 889-1200. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

About Trailblazer Merger Corporation I

TBMC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. While TBMC may pursue an initial business combination target in any business or industry, TBMC intends to focus its search for a target business on companies operating in the technology industry.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of TBMC’s initial public offering and search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. TBMC expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in TBMC’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

TBMC Contact:

Yosef Eichorn
Chief Development Officer
Trailblazer Merger Corporation I
(646) 747-9618
info@trailblazermergercorp.com